USCF MUTUAL FUNDS TRUST

SEED CAPITAL INVESTMENT AGREEMENT

THIS SEED CAPITAL INVESTMENT AGREEMENT (this “Agreement”) is made this 16th day of February , 2017, by and between USCF Mutual Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series the USCF Commodity Strategy Fund (the “Fund”) and USCF Advisers LLC, a Delaware limited liability company and registered investment adviser (the “Adviser”).

WHEREAS, Trust retained the Adviser to render certain investment management services to the Trust and each series thereof pursuant to the Investment Advisory Agreement dated as of January 17, 2017 between the Trust and the Adviser.

WHEREAS, the Adviser desires to invest seed capital into the Fund and the Fund desires to issue shares of beneficial interest (“Shares”) in consideration therefor subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Offer and Purchase.

The Fund offers to the Adviser, and the Adviser agrees to purchase four thousand (4,000) Class I Shares of the Fund, for a purchase price of $25.00 per Share. The Fund agrees to issue the Shares upon receipt from the Adviser of $100,000, pursuant to the wire instructions set forth in Exhibit A hereto.

2.	Representation by Company.

The Adviser represents and warrants to the Fund that the Shares are being acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distributions thereof. The Adviser is purchasing the Shares in order to provide seed capital for the Fund in connection with Section 14(a) of the Investment Company Act of 1940, as amended, prior to the commencement of the public offering of its shares.

The Adviser has either consulted its own investment adviser, attorney or accountant about the investment and proposed purchase of Shares and its suitability to it or chosen not to do so, despite the recommendation of that course of action by the Fund.

The Adviser has received a copy of the Trust’s Declaration of Trust, as well as a copy of the Registration Statement on file with the Securities and Exchange Commission, and understands the risks of, and other considerations relating to, a purchase of Shares.

The Adviser (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of Shares and of the business contemplated by the Fund and is capable of evaluating the risks and merits of purchasing Shares and, in making a decision to proceed with this investment, have not relied upon any representations, warranties or agreements, other than those set forth in this Agreement and (ii) can bear the economic risk of an investment in the Fund for an indefinite period of time, and can afford to suffer the complete loss thereof.

The Adviser has been given access to, and prior to the execution of this Agreement was provided with an opportunity to ask questions of, and receive answers from, the Fund or any of its principals concerning the terms and conditions of the offering of Shares, and to obtain any other information which it or its investment representative(s) and professional advisor(s) requested with respect to the Fund and the investment in the Fund by the Adviser to evaluate the Adviser’s investment and verify the accuracy of all information furnished to the Adviser regarding the Fund. All such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

The Adviser has evaluated the risks involved in investing in the Shares and has determined that the Shares are a suitable investment.

No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the Adviser’s part is required for the execution and delivery of this Agreement by the Adviser, as applicable, or the performance of the Advisers obligations and duties hereunder.

3.	No Right of Assignment.

The Adviser’s right under this Agreement to purchase the Shares is not assignable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

USCF Advisers LLC

By:	/s/ John P. Love
John P. Love
President